Exhibit 19.1
Federal Securities Law Compliance Program
Memorandum
To: All Section 16 Directors and Officers
From: Jodi Robin, General Counsel and Secretary
This memorandum provides a brief overview of (i) TriMas Corporation’s (the “Company”) policy concerning insider trading and the pre-clearance of trading transactions, (ii) the primary responsibilities of the members of the Company’s Board of Directors (“Directors”) and Executive Officers under the federal securities laws, and (iii) the Company’s program to assist Directors and Executive Officers in meeting those responsibilities. “Executive Officers” refers to those persons required to file stock ownership reports with the Securities and Exchange Commission (“SEC”). This memorandum has been prepared both as a periodic reminder of your responsibilities under these laws and to warn you of the severe civil and criminal penalties which can result from noncompliance. The SEC recently has stepped up its enforcement activities against persons who fail to meet their filing obligations.
As with any outline, this does not purport to be a complete discussion of all responsibilities imposed upon the Company’s Directors and Executive Officers under the federal securities laws. Rather, this memorandum only highlights areas of the law that can be quite complex in actual application. Actual legal requirements may vary with specific transactions, and the legal provisions described in this memorandum may change from time to time. CONSULTATION WITH THE COMPANY’S GENERAL COUNSEL ON ANY MATTER OF SUBSTANCE PRIOR TO ENGAGING IN ANY TRANSACTION IS HIGHLY RECOMMENDED.
You Have the Ultimate Responsibility
Although the Company provides assistance to help you comply with your responsibilities under the federal securities laws, please recognize that it remains your obligation to see that your filings are made timely and correctly and to refrain from engaging in unlawful transactions. The best protection is provided by your awareness of the requirements and potential pitfalls under the rules.
Executive Summary of Important Federal Securities Law Provisions
Reporting of Holdings - Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires that the Company’s Directors and Executive Officers report all holdings and transactions in the common stock of the Company (the “Common Stock”) on a Form 3, Form 4, or Form 5, depending on the circumstances. Directors and Executive Officers must also report transactions in “derivative securities,” such as options, warrants, puts, calls, and convertible debt. To assist in SEC enforcement efforts, SEC rules require the Company to report in its proxy statement and Form 10-K the names of any Directors or Executive Officers who during the preceding fiscal year failed to file a Form or were late in filing any Form required under the Section 16(a) rules. The SEC is authorized to impose monetary penalties for violations of the reporting requirements against the delinquent filer and against a reporting company for failure to disclose delinquent filers and has done so on numerous occasions in recent years. Forms 3, 4, and 5 must also be filed by each beneficial owner of at least ten percent of the outstanding Common Stock (a “Ten Percent Beneficial Owner”).
Short-Swing Profit Liability - Section 16(b) of the 1934 Act, the so-called Short-Swing Profit Rule, is designed to prohibit trading by Directors, Executive Officers, and Ten Percent Beneficial Owners with knowledge of inside information by imposing strict liability on such persons to return any “profits” resulting from purchases and sales or sales and purchases of the Common Stock (or a derivative security) within any six-month period.
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Sales “Against the Box” - Section 16(c) of the 1934 Act prohibits a Director, Executive Officer, or Ten Percent Beneficial Owner from engaging in short sales, sales “against the box,” and delayed delivery sales of the Common Stock.
Insider Trading - Section 21A of the 1934 Act prohibits any person from trading in the Common Stock while in the possession of material nonpublic information. Of course, this applies regardless of whether the trade occurs during a “trading window.”
Sales by Affiliates - Rule 144 under the Securities Act of 1933 (the “1933 Act”) provides a safe harbor for the sale of the Common Stock by Directors and Executive Officers which otherwise can occur in only very limited situations.
Reporting by Five Percent Shareholders - Section 13(d) of the 1934 Act requires any person, or group of persons acting together, who beneficially owns five percent or more of the outstanding Common Stock to file with the SEC a Schedule 13D or Schedule 13G, as appropriate, within a specified period of time after acquiring five percent beneficial ownership, and to file amendments from time to time to report changes in holdings.
Trading Plans – Rule 10b-5 of the 1934 Act makes it illegal for any person to make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading, or to use any measure or engage in any act, practice or course of business which operates as a fraud or deceit upon any person, in connection with the purchase or sale of any security. Rule 10b5-1 provides an affirmative defense against accusations of insider trading to persons executing pre-planned transactions pursuant to a Rule 10b5-1 trading plan that was established in good faith at a time when the person was unaware of material non-public information, even if actual trades made pursuant to the plan are executed at a time when the individual may be aware of material non-public information that would otherwise subject that person to liability under Section 10(b) of the 1934 Act.
Compliance Program
In order to facilitate compliance with the foregoing provisions and to help Directors and Executive Officers prevent inadvertent violations of those provisions, the Company requires the following compliance procedure:
1.Policy Statement – Insider Trading. No Director or Executive Officer who is aware of material nonpublic information relating to the Company shall, directly or through family members or other persons or entities, (a) buy or sell securities of the Company, including without limitation, common stock, derivative securities, debt securities or any other securities of the Company (collectively, “Securities”) or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family and friends. In addition, it is the policy of the Company that no Director or Executive Officer who, in the course of working for the Company, learns of material nonpublic information about another company with which the Company does business, including a customer or supplier of the Company, shall trade in that company’s securities until the information becomes public or is no longer material.
2.Policy Statement - Pre-Clearance of Transactions; Transaction Execution. No Director or Executive Officer shall engage in any transaction involving Securities , without first obtaining pre-clearance of the transaction with a Compliance Administrator who will review with you any matchable transactions that are revealed on prior filings as well as any transactions that may occur in the coming months. For clarity, transactions covered by this policy include all transactions with respect to Securities, including Common Stock and derivative securities. In addition, since the Compliance Administrator will generally be aware of any major developments involving the Company, this pre-clearance procedure will also help to avoid inadvertent violations of Section 21A or Rule 144. In addition to the foregoing, with regard to transactions involving Common Stock (including derivative securities) acquired pursuant to the Company’s benefit plans and held at Fidelity, after obtaining pre-clearance of a transaction, the Director or Executive Officer may only execute the proposed transaction (regardless of the involvement of a broker in such transaction) following telephonic contact with a representative of the Company’s stock plan administrator, Fidelity Stock Plan Services (“Fidelity”) (1-800-823-0217). Fidelity will confirm pre-clearance in accordance with this policy.

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3.Compliance Administrator. The Company’s Compliance Administrator assists all Directors and Executive Officers concerning transaction pre-clearance and filing requirements. Jodi Robin, General Counsel and Secretary (248-631-5475), has been designated as the Compliance Administrator and will provide assistance in preparing and filing all Form 3, Form 4, and Form 5 filings.

4.Notify Administrator No Later than One Business Day Prior to Date of Transaction. In light of the accelerated reporting requirements that require that virtually all transactions be reported to the SEC by the end of the second business day after the transaction is executed, it is critical that Directors and Executive Officers notify a Compliance Administrator of an anticipated transaction no later than one business day prior to the date of the proposed transaction; provided that with respect to Directors, general advance notice of not less than one business day of the intent to engage in a reportable transaction within the then current trading window is sufficient.
5.Trading “Window” Periods. Directors and Executive Officers are to engage in purchases or sales of Securities only during the periods commencing one full trading day after the date on which quarterly or year-end financial results are publicly released (typically by a press release) and ending on the tenth day of the third month of each quarter (March 10, June 10, September 10, and December 10). However, even within those periods, no transactions are to be entered into when the Director or Executive Officer is in possession of material information which has not yet been publicly disclosed.
6.Periods of Suspended Trading. Directors and Executive Officers are not to buy or sell Securities at any time while in possession of material nonpublic information regarding the Company or during any period for which a Compliance Administrator or legal counsel has recommended the suspension of trading. Such periods usually relate to the time between the internal identification of material information and the public disclosure of that information.
7.Certain Prohibited Transactions. The Company considers it improper and inappropriate for any Director or Executive Officer to engage in short-term or speculative transactions in the Company’s securities. It is the Company’s policy that Directors and Executive Officers shall not engage in any of the following transactions:
Publicly Traded Options and Other Hedging Activities. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Director or Executive Officer is trading based on inside information. Transactions in options also may focus the Director or Executive Officer’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts or calls or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar, or exchange fund, that is designed to hedge or offset any decrease in the market value of Company securities on an exchange or in any other organized market, are prohibited by this Compliance Program.
Margin Accounts and Pledges. Directors and Executive Officers are prohibited from holding Securities in margin accounts or pledging Securities.
For the purposes of this policy, “pledging” is defined as any instrument or transaction through which a Director or Executive Officer offers or uses Securities held by the Director or Executive Officer as security for a loan or other obligation of the Director or Executive Officer
8.Rule 10b5-1 Trading Plans. Rule 10b5-1 of the 1934 Act creates an affirmative defense to charges of insider trading by allowing executives to create a plan for future sales of Securities. Pursuant to Rule 10b5-1, insiders may enter into a plan for the purchase or sale of Securities provided, among other requirements, the trading plan (a) is adopted in writing when the insider does not possess or is not aware of material nonpublic information, (b) is entered into in good faith and not part of a scheme to evade Rule 10b-5, (c) restricts the insider from having any influence over how, when or whether to effect a sale, and (d) specifies for each trade, the amount of shares or principal amount, the price, and dates or a formula for

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determining sales or purchases. In addition to complying with the foregoing principles, Directors and Executive Officers who wish to put a trading plan in place must comply with the requirements in this memorandum.
Notwithstanding anything to the contrary contained herein, to be effective, trading plans may only be adopted during open trading windows and with pre-approval from the Compliance Administrator. All trading plans must comply with the Company’s stock ownership guidelines and include a 30-day waiting period before the first trade. The existence of all trading plans must be publicly disclosed and all trading plans must include a restriction on amendments and the Director’s and/or Executive Officer’s ability to terminate the plan, except in each case with approval from the Compliance Administrator. Executive Officers and insiders can only have one trading plan in place at a time and if a trading plan is terminated for any reason other than by expiration by its terms, 90 days must elapse before a new trading plan can be put in place.
9.Gifts and Transactions under Company Plans.
Bona-Fide Gifts. The Company’s insider trading policy does not prohibit bona-fide gifts (including those to family members or to charitable organizations) during time periods outside of the trading windows, unless the Director or Executive Officer making the gift has reason to believe that the recipient intends to sell the Securities while the Director or Executive Officer is in possession of material nonpublic information regarding the Company. In the event that a Director or Executive Officer wishes to make a bona-fide gift of Securities at a time when the Director or Executive Officer is in possession of material nonpublic information regarding the Company and has reason to believe that the recipient intends to sell the Securities, that gift will be considered a transaction subject to the insider trading policy, and trading windows and pre-clearance procedures will apply.
Bona-fide gift transactions do need to be reported on a Form 4 or a Form 5, but they are “exempt” from Section 16 liability. Whether the recipient of the gift will be subject to any SEC limitations on the sale of the gifted stock depends on the circumstances. A Compliance Administrator can assist you in determining whether any SEC compliance rules apply.
Stock Option Exercises. The Company’s insider trading policy also does not prohibit the exercise of an employee stock option during time periods outside of the trading windows, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does prohibit during non-trading-window periods, however, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
10.Use of Brokers. Directors and Executive Officers will advise any broker used in connection with a transaction covered by this policy of such Director or Executive Officer’s obligations under this policy, including (1) not to execute any transaction in Securities without first contacting a Compliance Administrator, (2) to execute any transaction in Common Stock acquired pursuant to the Company’s benefit plans and held at Fidelity, requires telephone contact with a designated representative of Fidelity (which such Director or Executive Officer can authorize the broker to undertake), and (3) to report each transaction to a Compliance Administrator immediately following the execution of a transaction.
11.Preparing and Reviewing Filings. A Compliance Administrator will prepare a Form 3 upon an individual’s assumption of Director or Executive Officer status. In addition, a Compliance Administrator will assist all Directors and Executive Officers in preparing a Form 4 or Form 5, as applicable, whenever there is an acquisition or disposition of the Common Stock (or a derivative security). Obviously, your input will be required to make the Compliance Administrator aware of any such change. Information regarding anticipated changes in beneficial ownership must be forwarded to a Compliance Administrator’s office as soon as possible but no later than one business day prior to the date of the proposed transaction in order to allow sufficient time for the timely preparation and filing of the Form 4. At year end, you must respond promptly to requests for information regarding transactions reportable on Form 5. The Company will retain a signed copy of each Form 3, 4, and 5 in its files for approximately two years.

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Because transactions under the Company’s employee benefit plans raise even more complex reporting issues than the ordinary purchases or sales of stock, a Compliance Administrator will automatically prepare the appropriate Form on your behalf whenever you acquire options for or shares of the Common Stock under the Company’s benefit plans.
The SEC permits Forms 3, 4, and 5 to be signed by another person acting under a power of attorney. Each of the Directors and Executive Officers has executed such a power of attorney to enable the Company to file all Forms 3, 4, and 5 with the SEC electronically via EDGAR. All Forms 3, 4, and 5 filings now must be made electronically via EDGAR to comply with the accelerated reporting requirements that require virtually all transactions be reported to the SEC by the end of the second business day after the transaction is executed.
Compliance Checklist
Please follow this checklist when considering any transaction in the Common Stock:
1.Notify a Compliance Administrator before engaging in any transaction.
2.Forward transaction information to the Compliance Administrator no later than one business day prior to the date of the transaction, provided that general advance notice by a Director of the intent to engage in a reportable transaction within the then current trading window is sufficient.
3.Notify Fidelity if the transaction involves Common Stock acquired pursuant to the Company’s benefit plans.
4.Will the transaction occur during a trading window period?
5.Are you aware of any material nonpublic information concerning the Company?
6.Did you engage in a matching transaction (sale vs. purchase or purchase vs. sale) within the last six months or do you expect to engage in a matching transaction within the next six months?
7.Have you complied with Rule 144?

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